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                                                                    EXHIBIT 99.1

                               [FRIEDMAN'S LOGO]

FOR IMMEDIATE RELEASE

Contact:

Victor M. Suglia
Senior Vice President & Chief Financial Officer

Contact Telephone Number: (510) 874-7603


                 FRIEDMAN'S ANNOUNCES JUNE QUARTER SALES RESULTS

SAVANNAH, Georgia (July 2, 2003) - Friedman's Inc. (NYSE: FRM), a leading specialty retailer of fine jewelry, announced sales results for the third fiscal quarter ended June 28, 2003. Net sales for the quarter increased 6.5%, to $97.0 million compared to $91.1 million during the comparable period last year. Comparable store sales increased 3.2% during the quarter versus an increase of 4.0% for the comparable quarter last year. At June 28, 2003, Friedman's had 675 stores in operation, an increase of 3.8% compared to the third fiscal quarter last year.

For the nine months ending June 28, 2003, net sales increased 7.3% to $393.5 million compared to $366.8 million for the same period last year. Comparable store sales increased 4.6% during the fiscal year-to-date period versus an increase of 3.3% for the comparable period last year.

In addition, pursuant to its previously announced financial statement consolidation of Crescent Jewelers to take place effective with the issuance of its financial results as of September 27, 2003, Friedman's is providing herein pro-forma consolidated sales information for Crescent and the consolidated entity.
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                                                                    EXHIBIT 99.1


                  PRO-FORMA CONSOLIDATED WITH CRESCENT JEWELERS

The table below presents a pro-forma consolidated sales report for the quarter and nine-month period ended June 28, 2003.

                              (amounts in millions)

                                                Friedman's     Crescent       Consolidated
                                                ----------     --------       ------------
Number of stores                                    675            169            844
Percentage increase in number of stores             3.8%           9.7%           5.0%

Quarter ended June 28, 2003

        Net sales                               $   97.0       $   31.1       $  128.1
        Comparable store sales increase             3.2%           0.9%           2.6%

Nine-months ended June 28, 2003

        Net sales                                  393.5          119.9          513.4
        Comparable store sales increase             4.6%           1.9%           3.9%


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Friedman's Inc. is a leading specialty retailer of fine jewelry based in
Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At June 28, 2003, Friedman's Inc. operated a total of 675 stores in 20 states, of which 449 were located in power strip centers and 226 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). Crescent is a specialty retailer of fine jewelry based in Oakland, California. Crescent and Friedman's have maintained a strategic relationship since 1996 and are affiliated through common controlling ownership and executive management. In addition, Friedman's owns a warrant expiring in 2014 to acquire 50% of Crescent's common equity for $500,000 and has an investment in Crescent's subordinated securities totaling $85.0 million. As of June 28, 2003, Crescent operated 169 stores in six western states, 100 of which were located in regional malls and 69 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 844 stores in 25 states of which 518 were located in power strip centers and 326 were located in regional malls.

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THE ESTIMATED FINANCIAL RESULTS FOR THE FISCAL QUARTER PRESENTED DO NOT
NECESSARILY INDICATE THE RESULTS THAT MAY BE EXPECTED FOR ANY FUTURE PERIODS. THIS INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE RISK FACTORS LISTED FROM TIME TO TIME IN PUBLIC ANNOUNCEMENTS BY FRIEDMAN'S AND IN FRIEDMAN'S SEC REPORTS INCLUDING, BUT NOT LIMITED TO, THE REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 28, 2002.